Exhibit 99.1

Banc of California Announces Closing of Common Stock Offering

IRVINE, Calif., (May 11, 2016) – Banc of California, Inc. (the “Company”) (NYSE: BANC), the holding company for Banc of California, National Association, today announced the closing of a registered underwritten public offering of 5,250,000 shares of the Company’s voting common stock, par value $0.01 per share. UBS Investment Bank, the sole underwriter of the offering, purchased the shares from the Company for $19.05 per share, resulting in aggregate proceeds to the Company of approximately $100 million. The Company expects to use the net proceeds from the sale for general corporate purposes.

The underwriter has a 30-day option to purchase 787,500 additional shares, which, if exercised in full, would result in additional proceeds to the Company of approximately $15 million.

The Company’s voting common stock is listed on the New York Stock Exchange under the symbol “BANC.”

Wachtell, Lipton, Rosen & Katz is serving as outside legal counsel to the Company.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The public offering of the shares (the “offering”) is being made only by means of a separate prospectus supplement and accompanying base prospectus. The Company has filed a registration statement (File No. 333-192518) (including a base prospectus) and a final prospectus supplement for the offering with the Securities and Exchange Commission (the “SEC”). Prospective investors should read the registration statement including the base prospectus, the final prospectus supplement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying base prospectus for the offering may be obtained by calling UBS Investment Bank at (888) 827-7275.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth in the prospectus supplement for the offering under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and in other documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:	Media Inquiries:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

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